As filed with the Securities and Exchange Commission on August 13, 2014
No. 333-______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 __________________
FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 __________________
ZOE’S KITCHEN, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)		51-0653504 (I.R.S. Employer Identification No.)

5700 Granite Parkway
Granite Park Building #2 Suite 455
Plano, Texas 70524
(205) 414-9920
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________
Jason Morgan
Chief Financial Officer
5700 Granite Parkway
Granite Park Building #2 Suite 455
Plano, Texas 70524
(205) 414-9920

(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________
Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff Michael Kim Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800		Marc Jaffe Ian Schuman Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. __________________
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one): ☐

Large accelerated filer ☐			Accelerated filer	☐
Non-accelerated filer ☑		(Do not check if a smaller reporting company)	Smaller reporting company	☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	575,000	$30.25	$17,393,750	$2,241

(1) Represents only the additional number of shares of common stock being registered and includes the additional shares of common stock that the underwriters have the option to purchase. This does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-197682) (“Prior Registration Statement”). Includes 75,000 shares that may be purchased by the underwriters to cover the underwriters' option to purchase additional shares of common stock from the selling stockholders at the public offering price less the underwriters' discount.
(2) The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $130,456,000 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on August 13, 2014. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $17,393,750 are hereby registered, which includes shares subject to the underwriters’ option to purchase additional shares.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Zoe’s Kitchen, Inc. (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-197682), which the Registrant originally filed on July 29, 2014 (“Prior Registration Statement”), and which the Commission declared effective on August 13, 2014.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 575,000 shares. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

The Registrant certifies to the Commission that the registrant (or its agent) has so instructed its bank or a wire transfer service to pay the Commission; that it will not revoke such instructions; and that it has sufficient funds in the relevant account to cover the amount of the filing fee.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plano, State of Texas, on August 13, 2014.

ZOE'S KITCHEN, INC.
By:	/s/ Kevin Miles
Name:	Kevin Miles
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
Kevin Miles	Director, President and Chief Executive Officer	August 13, 2014
/s/ Jason Morgan
Jason Morgan	Chief Financial Officer and Company Secretary (Principal Financial Officer)	August 13, 2014
*
James Besch	Vice President of Accounting and Controller (Principal Accounting Officer)	August 13, 2014
*
Rahul Aggarwal	Director	August 13, 2014
*
William M. Barnum, Jr	Director	August 13, 2014
*
Anthony U. Choe	Director	August 13, 2014
*
Thomas Baldwin	Director	August 13, 2014
*
Sue Collyns	Director	August 13, 2014
*
Greg Dollarhyde	Director	August 13, 2014

* By: /s/ Jason Morgan
Name: Jason Morgan
Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Kirkland & Ellis LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1
Power of Attorney (included on the signature page to the registration statement on Form S-1 (Registration No. 333-197682), which was originally filed with the Securities and Exchange Commission on July 29, 2014).